Exhibit (p)(1)

SUBSCRIPTION AGREEMENT

April 19, 2016

NexPoint Real Estate Strategies Fund

300 Crescent Court, Suite 700

Dallas, Texas 75201

Ladies and Gentlemen:

The undersigned subscribes for and agrees to purchase, in the amounts and for the consideration indicated below, Class Z Shares of Beneficial Interest (the “Shares”) of NexPoint Real Estate Strategies Fund, a Delaware statutory trust (the “Fund”).

The purchase price shall be paid in cash, upon demand by the Fund when the subscription offer shall have been accepted.

Subscriber’s Name	Shares Subscribed	Subscription Price
NexPoint Advisors, L.P.	5,000	$100,000

The Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page to Follow]

NEXPOINT ADVISORS, L.P. a Delaware Limited Partnership

By:	NEXPOINT ADVISORS GP, LLC, its general partner

By:	/s/ Brian Mitts
Name :	Brian Mitts
Title:	Executive Vice President

The foregoing Subscription Agreement is accepted as of the date first written above.

NEXPOINT REAL ESTATE STRATEGIES FUND a Delaware Statutory Trust

By:	/s/ James Dondero
Name :	James Dondero
Title:	President